Exhibit 10.17

ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered into by and between Aegis Identity Software, Inc. (the “Company”) and John Vasquez (the “Advisor”) this 3rd day of July, 2014 (the “Effective Date”).

WHEREAS, Advisor is a member of the Company’s Board of Directors and a principal at Newport Capital Bancorp a majority owner of National Community Development Fund I, LLC (“NCDF”);

WHEREAS, NCDF has been engaged by the Company to assist with funding initiatives and is a lender of bridge funding to the Company;

WHEREAS, Advisor has extensive experience and knowledge which would be valuable and could further strengthen the Company;

WHEREAS, the Company would like to engage Advisor to advise the Chairman of the Board and the Company and perform other strategic services which would be in addition to his services as a director; and

WHEREAS, the Company has determined that it is appropriate for the Advisor to serve as an advisor to the Company and the terms of this Agreement are fair and reasonable.

NOW THEREFORE, based on the premises contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement, the Company and Advisor hereby agree as follows:

1.	Advisory Services

Advisor has extensive experience and knowledge in banking, financial services and the markets serviced by the Company.  Advisor has agreed to provide advice related to financial and business strategies of the Company and to perform the following services on a non-exclusive basis during the term of this Agreement:

A.	Provide meaningful and comprehensive input to strategic issues or policies as requested by the Chairman of the Board.

B.	Assist the Company with identifying and evaluating strategies for addressing its capitalization including alternative sources of institutional private equity capital.

C.	Identify senior debt holders, equity investors or hybrids of mezzanine investors for the equity tranche needed to obtain an SBA loan.

D.	Assist with structuring of any refinance, equity or debt transactions, outlining plausible steps, pursuing and delivering all appropriate options.

E.	Evaluate and pursue any possible grants and community public/private funding as may be necessary.

F.	Assist the Company with strategic projects and consult on general corporate strategy, new business development and potential acquisitions or other transactions.

G.	Make introductions or assist in the acquisition of key customers, strategic partners and critical industry contacts.

H.	Allow the Company to utilize the Advisor’s name in all of the Company publications.

2.	Remuneration

The Company agrees to pay Advisor a fee of Five Thousand Dollars ($5,000.00) per month.  The Company will reimburse Advisor for reasonable out-of-pocket expenses upon submission of receipts or additional supporting documentation as the Company may reasonably request.

3.	Independent Contractor

Advisor is performing the services hereunder as an independent contractor with respect to the Company.  No other relationship is intended to be created between the parties hereto.  Without limitation of the foregoing, Advisor shall not be considered an employee of the Company and shall not be entitled to receive any medical, dental, health and life insurance or other employee or fringe benefits.  Nothing in this Agreement shall be construed as (a) giving the Advisor any rights as a partner, manager, shareholder or owner of the Company or any of its affiliates, or (b) entitling the Advisor to control in any manner the conduct of the business of the Company or any of its affiliates.  Advisor is solely responsible for timely payment in full of all taxes in connection with Advisor’s engagement and remuneration under this Agreement.

4.	Term; Termination

The term of this Agreement shall begin upon the date hereof and continue until December 31, 2014 unless terminated earlier with or without cause by either party upon ten (10) days’ prior written notice.  The parties may agree in writing to extend the term of this Agreement.

5.	General Provisions

A.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado to the extent not preempted by federal law and regulation.

B.
Severability.  If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this letter agreement shall remain in full force and effect.

C.
Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This letter agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by all parties.

D.
Confidential Information.  Advisor agrees to treat all non-public information provided by the Company pursuant to this Agreement confidentially and take reasonable steps to protect such information.  Advisor will not disclose or use such information except (i) as necessary to perform the services hereunder to those who are aware of, and bound by, the obligations set forth in this Section 5, with the Company’s prior written consent, (ii) if such information is made publicly available other than by Advisor’s violation of this Agreement, or (iii) as otherwise proved by law or judicial order or process.  Advisor acknowledges that all confidential information remains the sole and exclusive property of the Company.  At any time, upon the Company’s request, Advisor agrees to promptly return or destroy such information in its possession.

E.	Assignment. This Agreement is not assignable, in whole or in part, by either party without the prior written consent of the other party.

F.	Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties.

G.
Counterparts; Electronic Transmission.  This Agreement may be executed in one or more counterparts, by signatures transmitted by telecopier, facsimile, electronic mail or through other electronic means, each of which shall be deemed to be an original and all of which when taken together shall constitute one agreement between parties.

IN WITNESS WHEREOF, the Company and Advisor have executed this Agreement as of the Effective Date.

AEGIS IDENTITY SOFTWARE, INC.		JOHN VASQUEZ

/s/ Robert Lamvik		/s/ John Vasquez
By:	Robert Lamvik	Name:	John Vasquez
Title:	COO	Title	Principal
(Duly Authorized Representative)

AMENDMENT
TO
ADVISOR AGREEMENT

This Amendment (“Amendment”) is effective as of January 1, 2015 and amends the Advisor Agreement (“Agreement”) that was entered into by and between Aegis Identity Software, Inc. (“Company”) and John Vasquez (“Advisor”) on July 3, 2014.  Defined terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

RECITALS

WHEREAS, the parties desire to enter into this Amendment in order to amend and restate Section 2 of the Agreement; and

WHEREAS, the parties desire to enter into this Amendment in order to extend the term of the Agreement under Section 4.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Advisor hereby agree as follows:

1.	Modification. Section 2 is hereby amended and restated in its entirety as follows:

2.           Remuneration

The Company agrees to pay Advisor a fee of Ten Thousand Dollars ($10,000.00) per month.  The Company will reimburse Advisor for reasonable out-of-pocket expenses upon submission of receipts or additional supporting documentation as the Company may reasonably request.

2.           Extension of the Term.  The parties hereby agree to extend the term of the Agreement to December 31, 2015 unless terminated earlier pursuant to Section 4 of the Agreement.

3.           Continuing Effect.  Except as expressly amended hereby, all of the remaining provisions of the Agreement are and shall remain in full force and effect.

4.           Counterparts; Facsimile.  This Amendment may be executed in one or more counterparts, by signatures transmitted by facsimile, or through other electronic means, each of which shall be deemed to be an original and all of which when taken together shall constitute one agreement between parties.

IN WITNESS WHEREOF, the Company and Advisor have executed this Amendment on the day and year first above written.

AEGIS IDENTITY SOFTWARE, INC., a Colorado corporation		JOHN VASQUEZ

By:	/s/ Ralph Armijo	By:	/s/ John Vasquez

Name:	Ralph Armijo	Name:	John Vasquez

Title:	CEO	Title:	Individual